EXHIBIT 5.1

November 24, 2003

NetScreen Technologies, Inc.

801 11th Avenue, Building 3

Sunnyvale, California 94089

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NetScreen Technologies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on or about November 24, 2003 in connection with the registration under the Securities Act of 1933 of the offer and sale of 5,650,603 shares of the Company’s common stock, $0.001 par value per share (the “Stock”). The Company proposes to register:

a.	4,420,769 shares of Stock subject to issuance upon the exercise of stock options to be granted under the Company’s 2001 Equity Incentive Plan (the “Incentive Plan”) and purchase rights to be granted under the Company’s 2001 Employee Stock Purchase Plan (the “Purchase Plan”; together with the Incentive Plan, the “Plans”), pursuant to automatic increases of the authorized shares under the Plans; and

b.	1,229,834 shares of Stock subject to issuance upon the exercise of stock options originally granted by Neoteris, Inc., a Delaware corporation (“Neoteris”), under its 2001 Stock Plan (the “Neoteris Plan”) and assumed by the Company pursuant to the Agreement and Plan of Merger by and among the Company, Neon Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company, and Neoteris dated October 3, 2003 (the “Merger Agreement”).

In rendering this opinion, we have examined the following:

(1)	the Company’s Restated Certificate of Incorporation, certified by the Delaware Secretary of State on February 8, 2002 (the “Restated Certificate of Incorporation”);

(2)	the Company’s Restated Bylaws, certified by the Company’s Assistant Secretary on November 20, 2001 (the “Restated Bylaws”);

November 24, 2003

(3)	the Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference, including the Plans, the Neoteris Plan and related forms of stock option agreement and exercise agreement;

(4)	the prospectuses prepared in connection with the Registration Statement (the “Prospectuses”);

(5)	the Merger Agreement;

(6)	the registration statement on Form S-8 (File No. 333-75004) filed by the Company with the Commission on December 13, 2001, together with the exhibits filed as a part thereof or incorporated therein by reference;

(7)	the minutes of meetings and actions by written consent of the Company’s stockholders and Board of Directors that are contained in the Company’s minute books that are in the Company’s possession approving the Plans, the Merger Agreement and the transactions contemplated thereby and the assumption of the options under the Neoteris Plan and certain other actions of the Board of Directors and Stockholders relating to the election of members of the Board of Directors who were serving at the time of such approval;

(8)	the stock records that the Company has provided to us (consisting of a certificate from the Company’s transfer agent of even date herewith verifying the number of the Company’s issued and outstanding shares of capital stock as of a recent date, and a list of outstanding options to purchase the Company’s securities that was prepared by the Company and verifying the number of such issued and outstanding securities);

(9)	the Company’s registration statement on Form 8-A (File Number 000-33387) filed with the Commission on December 6, 2002; and

(10)	a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”).

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document entered into by the holders of the Stock and the due authorization, execution and delivery of all such documents by such holders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. We have also assumed that the certificates representing the Stock will be, when issued, properly signed by authorized officers of the Company or their agents.

November 24, 2003

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and the representations and warranties made by you to us, including, but not limited to, those set forth in the Management Certificate and have assumed the current accuracy and completeness of the information obtained from the documents referred to above. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not aware of any facts that would cause us to believe that the opinion expressed herein is not accurate.

We are admitted to practice law in the State of California, and we render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America, of the State of California, of the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto.

Based upon the foregoing, it is our opinion that the 5,650,603 shares of Stock that may be issued and sold by the Company upon the exercise of stock options to be granted by the Company under the Incentive Plan and the Neoteris Plan and purchase rights to be granted under the Purchase Plan, when issued, sold and delivered in accordance with the applicable plan and purchase agreements to be entered into thereunder and in the manner and for the consideration stated in the Registration Statement and the Prospectuses, will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectuses constituting a part thereof and any amendments thereto. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein. This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Very truly yours,

FENWICK & WEST LLP

/s/ FENWICK & WEST LLP